Exhibit 99.1

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
August 2, 2016	Investor Contact: Anita W. Wimmer
(336) 884-7698

STANLEY FURNITURE ANNOUNCES SPECIAL DIVIDENDS

High Point, NC, August 2, 2016/GLOBE NEWSWIRE/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS: STLY) announced today that its Board of Directors, in its review of strategic alternatives for unlocking shareholder value, intends to issue to shareholders two special dividends totaling up to $1.50 per share, representing $22.1 million in the aggregate.

As announced earlier in June of this year, the Board of Directors engaged Stephens Inc. as financial advisor to assist with its consideration of potential strategic and capital allocation opportunities. As a part of this ongoing strategic review, the Board has decided to distribute cash in excess of what is needed to execute the company’s business plan to shareholders.

As a result, the Board has declared an initial special dividend of $1.25 per share payable on August 19, 2016 to shareholders of record as of the close of business on August 12, 2016.  The additional special dividend of $0.25 per share is expected to be declared once the company has obtained a revolving credit facility sufficient to fund any fluctuations in working capital.

“We are pleased to return capital to our shareholders through a cash dividend, as we believe we have sufficient cash on hand to operate our business," said Glenn Prillaman, President and Chief Executive Officer.  "The additional flexibility of a credit facility will allow us to manage any short-term fluctuations in working capital to support our growth. Our Board believes in the business plan and we expect the next few quarters to show how we have successfully transitioned Stanley from a leader in domestic manufacturing into a profitable design, marketing and distribution company that utilizes a unique strategic overseas sourcing partnership."

The $1.25 per share special dividend represents about 50% of the company’s closing stock price on August 1, 2016.   Pursuant to NASDAQ rules, when a dividend is declared in a per share amount that exceeds 25% of a company’s stock price, the date on which that company’s stock will begin to trade without the dividend, or ex-dividend, is the first business day following the payable date.  The company expects that NASDAQ will apply this rule and that the ex-dividend date as set by NASDAQ will be August 22, 2016, the first business day following the payable date for the dividend.  The company cautioned that shareholders of record on the record date who sell their shares before the ex-dividend date will not receive the special cash dividend.

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading design, marketing and overseas sourcing resource in the middle-to-upscale segment of the wood residential market. The company offers a diversified product line supported by an overseas sourcing model and markets its brands through the wholesale trade’s network of brick-and-mortar furniture retailers, online retailers and interior designers worldwide, as well as through direct sales to the consumer through a localized approach to ecommerce fulfillment.  The company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,”  “intends” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  These statements reflect our reasonable judgment with respect to future events, reflect current estimates, projections, expectations or trends concerning cash flows and future growth, and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include disruptions from transitioning to and using a single contract manufacturer for substantially all of our products including those arising in the event the manufacturer is not able to manufacture as anticipated in terms of cost, quality or timeliness or in the event we lost this relationship, disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, the inability to obtain a credit facility or terms and conditions thereof acceptable to the company, the inability to raise prices in response to inflation and increasing costs, lower sales due to worsening of current economic conditions, the cyclical nature of the furniture industry,  business failures or loss of large customers, failure to anticipate or respond to changes in consumer tastes, fashions and perceived value in a timely manner, competition in the furniture industry, environmental, health, and safety  compliance costs,  failure or interruption of our information technology infrastructure.  Any forward-looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.